Exhibit 4.22

State-owned Construction Land Use Right Transfer Contract

Prepared by: The Ministry of Land and Resources P.R.C. and

State Administration for Industry and Commerce

Contract No.: JDC[H]Z (    ) No.

State-owned Construction Land Use Right Transfer Contract

This Contract has been made and entered into between:

Transferor: Beijing Municipal Bureau of Land and Resources

Address: No.2 He Ping Li Bei Jie, Dongcheng District, Beijing;

Postal code: 100013;

Tel: 64409000;

Fax: 64409577;

Opening bank:                                         ;

Account no.:                                         ;

And

Transferee: Vimicro Corporation;

Address: F15, Shining Tower, No.35 Xueyuan Road, Haidian District, Beijing;

Postal code: 100083;

Tel: 13810313191;

Fax: 68944075;

Opening bank: Beihang Sub-branch, Bank of Beijing;

Account no.: 01091060100120105001816;

Chapter 1 General

Article 1

The Parties have, based on the principle of equality, free will, compensation and integrity, entered into this Contract in accordance with “Property Law of the People’s Republic of China”, “Contract Law of the People’s Republic of China”, “Urban Real Estate Management Law of the People’s Republic of China”, relevant administrative regulations, and other policies on land supply.

Article 2

The ownership of the transferred land shall belong to the People’s Republic of China. The Transferor hereby transfers the use right of state-owned construction land subject to authorization granted by laws; however, underground resources and buried properties will not be transferred.

Article 3

The Transferee will have the right to occupy, use, benefit from, and dispose of the transferred state-owned construction land within the transfer period, and shall be entitled to build any architecture, construction, and auxiliary facilities on the land.

Chapter 2 Delivery of Transferred Land and Payment of Transfer Price

Article 4

The number of land parcel under this Contract: N/A, total area: five thousand and forty six point five two four sq.m. (5046.524 m2), including transferred land area of five thousand forty six point five two four sq.m. (5,046.524m2).

The land parcel transferred under this Contract is located at northwest corner of Jianxiang Bridge, Dongsheng Town, Haidian District for Vimicro R&D Building Project.

The land parcel transferred under this Contract is with the east boundary of greenbelt of Badaling Highway, south boundary of side road of North 4th Ring Road, west boundary of office building of Taiji Group, and north boundary of Jianxiang Garden. Refer to Appendix 1 for boundary plan of transferred land parcel.

The upper limit of transferred land parcel would be N/A, and the lower limit would be N/A with height difference of N/A m. Refer to Appendix 2 for vertical boundary of transferred land parcel.

The transferred land parcel contains the space formed by four vertical planes as defined by the above horizontal boundaries and two horizontal planes as defined by the above height limits.

Article 5

The land parcel transferred under this Contract will be used for research and development, with underground parking lots.

Article 6

The Transferor agrees to deliver the land parcel to the Transferee before N/A, and further agrees that the land parcel shall meet conditions as specified in item (1) below upon delivery:

(1) Requirement on land leveling: N/A;

Requirement on surrounding infrastructures: N/A;

(2) Current land conditions: N/A.

Article 7

The transfer period of state-owned construction land use right under this Contract will be fifty (50) years, starting from the date of delivery as specified in Article 6; in case of supplementing relevant transfer procedures for original allocated (leased) state-owned construction land use right, the transfer period shall start from the date when this Contract is signed.

Article 8

The price for transfer of the state-owned construction land use right shall be RMB thirty nine million one hundred and forty seven thousand six hundred and twenty (RMB 39,147,620) pursuant to gross unit price for floor area of RMB one thousand three hundred and sixty per square meter for R&D building and RMB forty hundred and sixty per square meter for underground garage (RMB 1,360/m2 for R&D building and RMB 460/m2 for underground parking lots).

Article 9

The downpayment for the land parcel under this Contract will be RMB seven million eighty hundred and twenty nine thousand five hundred and twenty four (RMB 7,829,524), which will offset the transfer price.

Article 10

The Transferee agrees to pay the Transferor price for transfer of the state-owned construction land use right in accordance with stipulations in item (1) below of this article:

(1) Pay the transfer price in a lump sum within 60 days upon signing of this Contract;

(2) Pay the transfer price in N/A installments as per the schedule below:

Installment 1: RMB N/A (amount in words) (RMB N/A) (amount in numbers) paid before N/A;

Installment 2: RMB N/A (amount in words) (RMB N/A) (amount in numbers) paid before N/A;

Installment N/A: RMB N/A (amount in words) (RMB N/A) (amount in numbers) paid before N/A;

Installment N/A: RMB N/A (amount in words) (RMB N/A) (amount in numbers) paid before N/A;

In case of payment in installments, the Transferee agrees to pay the Transferor interests as per the loan interest rate as published by the People’s Bank of China on the date when the first installment is paid for payment of second installments and following installments of price for transfer of the state-owned construction land use right.

Article 11

The Transferee shall apply for registration of the state-owned construction land use right upon full payment of the transfer price in accordance with stipulations hereof and transfer price payment receipt and other relevant proof documents.

Chapter 3 Land Development, Construction and Utilization

Article 12

The Transferee agrees that investment in the land parcel under this Contract will be executed in accordance with item (2) below:

(1) The land parcel under this Contract shall be used for industrial project construction, and the Transferee agrees that the total investment in fixed assets of project on this land parcel will not be less than RMB N/A (amount in words) (RMB N/A) (amount in numbers) as approved or registered with investment intensity not less than RMB N/A (amount in words) per square meter (RMB N/A/m2) (amount in numbers). The total investment in fixed assets of project on this land parcel includes investment in architectures, constructions, and auxiliary facilities, equipment, and land use right transfer price etc.

(2) The land parcel under this Contract is used for non-industrial project construction, and the Transferee commits that the total investment in development of this land parcel under this Contract will not be less than RMB two hundred and ninety nine million (RMB 299,000,000).

Article 13

New architectures, constructions and auxiliary facilities within the land parcel under this Contract built by the Transferee will meet planning conditions of the transferred land parcel as determined by planning department of the municipal (county) government (see Appendix 3), including:

Main building property: for research and development and ancillary facilities;

Auxiliary building property: N/A;

Gross floor area: 40,780m2;

Plot ratio: not higher than 5.21;

Height permitted: 79.9;

Building density: not higher than 54.32;

Green space ratio: not higher than N/A , not less than 30;

Other land utilization requirements: land area levied for urban greening: fifteen thousand and fourteen point three three eight sq.m (15014.338 m2 ) land area levied for urban roads: four thousand eight hundred and twenty seven point seven seven seven sp.m (4827.777 m2).

Article 14

The Transferee agrees that supporting facilities construction for the land parcel under this Contract will be executed in accordance with item N/A below:

(1) In the event that the land parcel under this Contract is used for industrial project construction, based on planning conditions determined by the planning department, the area for internal administrative office and living facilities shall not exceed N/A% of the transferred land parcel under this Contract (i.e. N/A m2), and the floor area shall not exceed N/A m2. The Transferee agrees not to build clusters of residential buildings, expert buildings, hotel, inn, training center or other non-productive facilities;

(2) If the land parcel under this Contract is used for residential building construction, based on planning conditions determined by the planning department, the total number of residential units within the transferred land parcel shall not be less than N/A, including at least N/A units with floor area less than 90m2; the requirements on type of residential unit: N/A. The housing area for residential unit with floor area less than 90m2 within the transferred land parcel shall not be less than % of the total development and construction area. Affordable housing, low-rent housing and other government welfare housing built within the land parcel will be disposed of upon construction completion in the means of N/A below as agreed by the Transferee:

1. Delivered to the government;

2. Purchased by the government;

3. Executed in accordance with regulations on affordable housing construction and sales management stipulated by the government;

4.                                         ;

5.                                         .

Article 15

The Transferee agrees the following supporting projects will be constructed within the land parcel simultaneously, which would be delivered to the government free of charge upon completion:

(1) N/A;

(2) N/A;

(3) N/A;

Article 16

The Transferee agrees that the land parcel construction project will be started before 8/31/2010 and completed before 8/31/2012.

In case the Transferee fails to start construction as per the schedule above, it shall apply for construction delay to the Transferor 30 days in advance; upon the Transferor’s permission of delay, the completion time of project may also be extended accordingly, which, however, shall not be extended for over one year.

Article 17

During construction within the land parcel under this Contract, for any works related to water supply, gas supply, sewage treatment and other facilities and connection with main pipeline, the transformer station, and introduction works outside the land parcel shall be handled by the Transferee in accordance with relevant regulations.

The Transferee agrees that all pipeline and tubes could be laid by the government under, across or through the transferred land parcel for public utility. In the event that such layout affects use of the land parcel, the government or public utility department shall make proper compensation.

Article 18

The Transferee shall utilize the land in accordance with stipulations on land use and plot ratio etc herein and any change is not allowed without permission. During the transfer period, in case of need for change of land use as specified herein, the Parties agree to settle such issue as per item (1) below:

(1) The Transferor will reclaim the construction land use right with compensation;

(2) Land use change approval procedures will be necessary in accordance with relevant laws. Amendment of state-owned construction land use right transfer contract or a updated state-owned construction land use right transfer contract will be signed, and the Transferee will be required to pay the difference between estimated market price of the transferred state-owned construction land use right for the new purpose and that for the original purpose incurred upon approval of use change, and then handle land use change registration.

Article 19

The government will reserve the right to adjust the plan of the land parcel within its use period. In case of any plan change, any existing buildings on the land parcel will not be affected. However, any modification, renovation, and reconstruction of architectures, constructions, and auxiliary facilities within the use period, or application of renewal upon expiration of use period shall be made subject to the applicable plan stipulated by the government.

Article 20

The Transferor shall not reclaim the state-owned construction land use right legally owned by the Transferee before expiration of the transfer period as specified by this Contract. In the event that the state-owned construction land use right will be reclaimed for the need of social and public interests, the Transferor shall apply for approval pursuant to legal procedures, and compensate the land user based on the value of architectures, constructions, and auxiliary facilities on the land parcel upon reclamation, the estimated market price of state-owned construction land use right for the remaining period, and evaluated and recognized direct loss incurred to the Transferee.

Chapter 4 Assignment, Lease, Mortgage of the State-owned Construction Land Use Right

Article 21

Upon full payment of the state-owned construction land use right transfer price and obtaining the state-owned land use certificate, the Transferee shall be entitled to assign, lease, or mortgage all or part of the state-owned construction land use right under this Contract. In case of initial assignment, conditions in item N/A     below shall be met:

(1) The land has been invested and developed in accordance with stipulations herein and above 25% of the total amount of development and investment has been completed;

(2) The land has been invested and developed in accordance with stipulations herein and conditions for industrial land or other construction land have been formed.

Article 22

The contract on assignment, lease and mortgage of the state-owned construction land use right shall not violate national laws and regulations and stipulations of this Contract.

Article 23

Upon assignment of all or part of the state-owned construction land use right, rights and obligations as specified in this Contract and land registration file shall be transferred, and use period of the state-owned construction land use right shall be that as specified herein less the used period.

Upon lease of all or part of the state-owned construction land use right, rights and obligations as specified in this Contract and land registration file shall still be undertaken by the Transferee hereto.

Article 24

In case that the state-owned construction land use right will be assigned or mortgaged, relevant parties shall apply to the bureau for land and resources for land change registration with this Contract, relevant assignment and mortgage contract, as well as the state-owned land use certificate.

Chapter 5 Expiration

Article 25

Upon expiration of the use period as specified herein, in case the land user needs to continue to use the land parcel under this Contract, it shall submit a renewal application to the Transferor at latest one year prior to expiration. Except that the Transferor needs to reclaim the land parcel for social and public interests, the Transferor shall approve the application above.

Upon expiration of use period of land for residence, it will be automatically renewed.

If the Transferor agrees the renewal of the use right, the land user shall handle assignment or lease procedures in accordance with laws, re-execute the assignment or lease contract on with transfer price , and pay land use transfer price and rental etc.

Article 26

Upon expiration of the transfer period, in the event that the land user’s application for renewal has not been approved for the need of social and public interests, the land user shall return the state-owned land use certificate, and handle state-owned construction land use right cancellation registration procedure in accordance with relevant regulations, and the land use right will be withdrawn by the Transferor free of charge. Upon agreement made by the Transferor and land user, architectures, constructions, and auxiliary facilities on the land parcel under this Contract will be executed in accordance with item (1) below:

(1) The Transferor will reclaim architectures, constructions, and auxiliary facilities on the land parcel, and make relevant compensation to the land user based on residual value of such architectures, constructions and auxiliary facilities upon reclamation;

(2) The Transferor will reclaim architectures, constructions, and auxiliary facilities on the land parcel free of charge.

Article 27

Upon expiration of land transfer period, in the event that the land user does not apply for the renewal of the land use right, the land user shall return the state-owned land use certificate, and handle state-owned construction land use right cancellation registration procedure in accordance with relevant regulations, and the land use right will be withdrawn by the Transferor free of charge. Architectures, constructions, and auxiliary facilities on the land parcel under this Contract will also be withdrawn by the Transferor free of charge. The land user shall maintain normal functions of such architectures, constructions, and auxiliary facilities without man-made sabotage. In the event that such architectures, constructions, and auxiliary facilities lose their normal functions, the Transferor may request the land user to move or remove architectures, constructions and auxiliary facilities on the land and level the ground.

Chapter 6 Force Majeure

Article 28

In case any party fails to perform all or part of this Contract due to force majeure, the party suffers from the force majeure can be relieved from performing its obligations under this Contract. The party claims inability shall take all necessary remedies under reasonable circumstances so as to reduce the losses caused by force majeure. In the event any event of force majeure occurs during one party’s delayed performance of under this Contract, such party will not be exempted from due liabilities.

Article 29

Any party affected by force majeure shall notify the conditions of force majeure to the other in writing through letter, telegraph, or fax within seven (7) days, and submit a report and relevant certification specifying that this Contract cannot be wholly or partly performed or delayed performance is required within fifteen (15) days upon occurrence of the force majeure.

Chapter 7 Default Liabilities

Article 30

The Transferee shall pay the state-owned construction land use right transfer price in accordance with stipulations herein. In the event that the Transferee fails to pay the above price on time, it shall pay the Transferor the penalty at the rate of 1‰ of the overdue amount for each day of delay. In case the Transferee delays payment for more than sixty (60) days, and still fails to pay the state-owned construction land use right transfer price upon the Transferor’s request, the Transferor shall be entitled to terminate this Contract and request the Transferee to compensate for any and all losses caused by such violation of this Contract, while the Transferee shall have no right to request for return of the deposit.

Article 31

In case the Transferee terminates project investment and construction for its own reason and proposes to terminate this Contract and return the land parcel, the Transferor shall, upon reporting to the people’s government who approves the land transfer plan and obtaining its approval, return the whole or part of state-owned construction land use right transfer price (excluding the deposit) without interests and reclaim the state-owned construction land use right in accordance with stipulations below. Any built architectures, constructions, and auxiliary facilities on the land may not be compensated for. In addition, the Transferor may request the Transferee to remove the built architectures, constructions and auxiliary facilities and level the ground. However, if the Transferor is willing to continue to use the built architectures, constructions, and auxiliary facilities, it shall make certain compensation to the Transferee:

(1) If the Transferee proposes application to the Transferor at least sixty (60) days prior to one year expiration as of the commencement date, the Transferor shall return the state-owned construction land use right transfer price paid by the Transferee after deduction of deposit;

(2) If the Transferee leaves the land unused for more than one year but less than two years, and proposes application to the Transferor at least sixty (60) days prior to two years expiration as of the commencement date, the Transferor shall return the remaining part of the state-owned construction land use right transfer price paid by the Transferee after deduction of deposit as specified herein and vacant land fee in accordance with relevant regulations.

Article 32

If the Transferee leaves the land vacant for more than one year but less than two years, it shall pay the vacant land fee; if the land is left vacant for more than two years and construction has still not been commenced, the Transferor shall be entitled to reclaim the state-owned construction land use right free of charge.

Article 33

In case the Transferee fails to commence construction on the date as specified herein or other extension date as agreed, the Transferee shall pay the Transferor liquidated damages as per 1‰ of the total price for transfer of state-owned construction land use right for each day of delay. The Transferor shall be entitled to request the Transferee to continue to perform this Contract.

In case of the Transferee fails to complete construction on the date as specified herein or the other extension date as agreed, the Transferee shall pay the Transferor liquidated damages as per 1‰ of the total price for transfer of state-owned construction land use right for each day of delay.

Article 34

If the total investment in fixed assets of project, investment intensity, and total amount of development and investment fail to reach the standard as specified in this Contract, the Transferor may request the Transferee to pay a penalty amounting to the same proportion of the transfer price in accordance with the proportion of the actual difference to the total amount of investment and investment intensity and the Transferee shall be liable to continue to perform this Contract.

Article 35

If the plot ratio, building density or any other index is lower than the minimal standard as specified herein, the Transferor may request the Transferee to pay pay a penalty amounting to the same proportion of the transfer price according to the proportion of the actual difference to the minimum standards under the Contract, and may request the Transferee to continue to perform this Contract; if the plot ratio, building density or any other index is higher than the maximal standard as specified herein, the Transferor shall be entitled to take back the part of area higher than the specified maximal standard, the Transferor shall be entitled to request the Transferee to pay a penalty amounting to the same proportion of the transfer price according to the proportion of the actual difference to the stipulated standards under the Contract.

Article 36

If the green space ratio of industrial construction project, proportion or floor area of land for internal administrative office and living facilities, or any other index exceeds the standard as specified herein, the Transferee shall pay the Transferor liquidated damages as per N/A‰ of the price for transfer of the state-owned construction land use right, and remove excess green space or building facilities.

Article 37

If the Transferee pays the price for transfer of the state-owned construction land use right in accordance with stipulations herein, the Transferor must deliver the land on time. If the Transferor fails to deliver the land which causes extended occupation of the land parcel by the Transferee, the Transferor shall pay the Transferee liquidated damages as per 1 ‰ of the price for transfer of the state-owned construction land use right already paid for each day of delay, and the use period shall start from the date of actual delivery. If the Transferor delays delivery of the land for more than sixty (60) days, and still fails to deliver the land upon the Transferee’s request, the Transferee shall be entitled to terminate this Contract and request the Transferor to compensate for relevant losses, while the Transferor shall pay back double of the deposit and return the remaining part of the price for transfer of the state-owned construction land use right already paid.

Article 38

If the Transferor fails to delivery the land on time or the delivered land cannot meet conditions as specified herein or the Transferor changes land use conditions unilaterally, the Transferee shall be entitled to request the Transferor to perform its obligations in accordance with stipulations herein, and compensate for any direct loss incurred to the Transferee due to delay of performance. In addition, the land use period shall start from the date when the delivered land has met specified conditions.

Chapter 8 Applicable Laws and Settlement of Disputes

Article 39

The execution, validity, interpretation, performance of this Contract and settlement of disputes shall be applied to laws of the People’s Republic of China.

Article 40

Any dispute arising from this Contract shall be settled by the Parties through consultation; failing the same, it shall be settled as per item (2) below:

(1) Submit to N/A Arbitration Committee for arbitration;

(2) File a lawsuit to the People’s Court in accordance with relevant laws.

Chapter 9 Miscellaneous

Article 41

The plan for transfer of the land parcel under this Contract has been approved by people’s government of N/A, and this Contract shall become effective as of the date when this Contract is signed.

Article 42

Each party hereto shall undertake that name and address, telephone, fax, opening bank, representative, and all other relevant information herein are true and effective. In case of information change of any party, it shall be notified to the other party in writing within fifteen (15) days as of the date of change; otherwise all liabilities arising from failure in timely notification shall be undertaken by the information changing party.

Article 43

This Contract (including appendices hereof) will be made in N/A pages, and the Chinese version shall prevail in case of any conflict.

Article 44

Price, amount, and area etc herein shall be made in both words and numbers, which shall be consistent with each other. In case of any inconsistency, the amount in words shall prevail.

Article 45

Any issue not settled herein may be supplemented in appendix hereof upon both Parties’ agreement with the same binding force of the Contract.

Article 46

This Contract shall be served in five copies, two each held by each party with the same legal force.

Transferor (seal):	Transferee (seal):

Beijing Municipal Bureau of Land and Resources	Vimicro Corporation

Legal representative	Legal representative

(Authorized representative)	(Authorized representative):

(Signature):	(Signature):

Date:

Appendix 1 Boundary Plan of Transferred Land Parcel

房屋权证号 ____________

土地证号

北
1:500
图号: 1-1-4-54(4)
地号:
Planned urban road land expropriation
Planned city afforestation land expropriation
Planned urban road land expropriation
Planned urban road land expropriation
Planned city afforestation land expropriation
北京市国土资源局

2009 年 12 月 4 日

Appendix 2

Vertical Boundary of Transferred Land Parcel

Elevation system:

Scale: 1:

Appendix 3

Reply of Beijing Municipal Commission of Urban Planning on

Agreeing in Principle to the Design Proposal of Vimicro

Research Building

2008 BMCUP R 0161

Vimicro Corporation.

In view of the “Application Instruction to the Planning Scheme of Vimicro Research Building Project” submitted by your company, it has been decided through consideration that:

I. The design proposal for Vimicro Research Building reported and submitted by your company is agreed in principle. The economic and technical norms of this proposal should be as follows:

1. Overall planned land area: 24,888.639 square meters (2007 Allocation No. 0725)

Including construction land area: five thousand and forty six point five two four square meters (5,046.524 m2)

Planned city afforestation land expropriation: fifteen thousand and fourteen point three three eight square meters (15,014.338 m2)

Planned urban road land expropriation: four thousand eight hundred and twenty seven point seven seven seven square meters (4,827.777 m2)

2. Overall planned building area: forty thousand seven hundred and eighty square meters (40,780 m2)

(Including an over-ground area of twenty six thousand three hundred square meters (26,300 m2) and the fourteen thousand four hundred and eighty square meter (14,480 m2) underground parking lot and equipment rooms)

3. Plot ratio: 5.21

4. Building height: seventy nine point nine meters (79.9 m) (twenty five point to seventy nine point nine meters 25.4-77.9 m)

5. Building stories: twenty five (25) stories (with the 6th-21 st floor over-ground and 4 underground floors)

6. Distance between the planned plot and surrounding buildings or public facilities: refer to the diagram attached herein

7. Building spacing: refer to the diagram attached herein

8. Public green area ratio: thirty percent (30%) (including city afforestation land expropriation)

9. Parking lot: one hundred and seventy three (173) parking positions (including five (5) over-ground parking positions and one hundred and sixty eight (168) underground parking positions)

II. Others

1. Before the application for the construction project planning permit, the project must obtain the approval of the civil air defense department.

2. Since this project occupies the planned afforestation area in its circular passage design, it must obtain the approval of the afforestation and gardening department before the application for the construction project planning permit.

3. As the design proposal of this project affects the sunlight of the kindergarten to its northwest, the project must implement the adjustment of use functions inside the kindergarten before the application for the construction project planning permit.

Regulations to be abided by:

1. This Reply contains an attached diagram, which constitutes an integral part of the Reply.

2. This Reply has an effective period of two years (as from the issuance of this Reply) and turns invalid upon expiry.

The Reply is hereby made with the said positions.

The unit to be sent a duplicate to: Beijing Forestry and Parks Department

June 17, 2008

(Planning Management Special Seal, Beijing Municipal Commission of Urban Planning)

Beijing Municipal Commission of Urban Planning

Planning Position Paper

No.:

2007 No 0282

In accordance with Article 30 and 31 of the “City Planning Law of the People’s Republic of China” and Article 27 and 28 of the “Beijing Urban Planning Regulations”, it is certified that this construction project satisfies with the urban planning requirements and thus, the project is permitted to deal with previous work of construction projects including project land, planning and design.

This paper is hereby issued.

Issuing authority: Beijing Municipal Commission of Urban Planning (Seal)

Date: Nov. 5, 2007

Construction project	Scientific research

Construction location	Northwest Corner, Jianxiangqiao, Dongshengxiang, Haidian District

Nature of construction land	research and development

Construction land area	5,000 square meters

Planned land expropriation	21,000 square meters

Construction control scale	26,300 square meters

Name of attached diagrams or appendixes

Appendix of this Planning Position Paper and an attached diagram illustrating the planned range of the construction land

Regulations to be abided by:

1.	This position paper is a legal proof of being permitted to deal with previous work of construction projects including project land, planning and design, in the city planning area, approved by the administrative competent department for urban planning.

2.	The land approval document for the construction project is invalid without acquisition of this position paper. The design unit should make planning and design in accordance with the contents approved by this position paper.

3.	Without approval of the issuing authority, any item of this position paper should not be changed at will.

4.	The construction unit should go through relevant formalities at related administrative competent departments accordingly and have the obligation to submit this position paper for examination at any time.

5.	All attached diagrams and appendixes needed by this position paper are to be decided by the issuing authority in accordance with the law and have equal legal force.

Made and supervised by Beijing Municipal Commission of Urban Planning

Appendix 4

Supplemental Agreement

The Transferor and Transferee have, through consultation, made the following supplements to this Contract:

Article 1

Transferor: Beijing Municipal Bureau of Land and Resources;

Registered address: No.2 He Ping Li Bei Jie, Dongcheng District, Beijing;

Legal representative: Wei Chenglin;

Title: Director-general;

Transferee: Vimicro Corporation;

Registered address: F15, Shining Tower, No.35 Xueyuan Road, Haidian District, Beijing;

Legal representative: Deng Zhonghan;

Title: Chairman;

Article 2 Means of transfer: by agreement.

Article 3 Land parcel property: independent.

Article 4 The transferred land parcel covers an area of five thousand forty six point five two four sq.m. (5,046.524m 2) with location, scope, and specific conditions as specified in attached drawing of the Contract. The total floor area of transferred land parcel will be thirty eight thousand five hundred and fifteen sq.m.(38.515m2), including twenty six thousand three hundred sq.m. (26,300m2) for planned aboveground facilities and twelve thousand two hundred and fifteen sq.m. (12,215m2) for planned underground facilities. The accurate area above shall be subject to measured result made by the qualified surveying unit upon completion of the project, and the land use right transfer price will be adjusted based on the actually measured area. The attached drawing has been sealed and confirmed by the Transferor and Transferee. The area of civil air defense is two thousand two hundred and sixty five sq.m.(2265m2)

Article 5 The transferred land parcel will be used for research and development and underground garage as planned.

Article 6 Article 7 of the Contract will be modified as: The transfer period of state-owned construction land use right under this Contract will be fifty years for the research and development and fifty years for the underground garage, starting from the date when the Contract is signed.

Article 7 The Transferee shall complete its project before 31/8/2012. If the Transferee has some difficulty in meeting the requirement of completion date due to difficulty, complexity or large scale of the project, it may apply to the Transferor for extension of the commence date or extension of the completion date. Transferee can extend the completion date upon obtaining the approval. However, in no case the extension period shall be more than one year.

Article 8 The Transferee shall apply for and fill in the “Beijing General Deposit Certificate of Non-tax Revenue” within the payment period as specified in the Contract, and take the certificate to its opening bank and directly pay the price as specified in the Contract to the specific account of Finance Bureau of Beijing. After payment, the Transferee shall hold the first copy of “Beijing General Deposit Certificate of Non-tax Revenue” to Beijing Municipal Bureau of Land and Resources to take the formal receipt.

Article 9 In addition to timely payment of price for transfer of land use right, the Transferee shall also pay relevant taxes in accordance with “Urban Real Estate Management Law of the People’s Republic of China”, “Implementing Rules”, and other Chinese regulations on tax.

Article 10 Within the land use period, the land and resources authority shall be entitled to supervise land use status within the transferred land parcel, which shall not be unreasonably interfered and rejected by the Transferee.

Article 11 The building within the land parcel under the Contract shall only be used by the Transferee for research and development purpose. Any kind of assignment is not allowed; otherwise the Transferor shall be entitled to reclaim the state-owned construction land use right.

Article 12 The unit price for floor area of RMB one thousand three hundred and sixty per square meter (RMB 1,360/m2) for R&D building and RMB forty hundred and sixty per square meter (RMB 460/m2) for underground garage shall be temporary price. As agreed by the Parties, if the land price as finally examined and determined by Beijing Municipal Bureau of Land and Resources is different from the temporary price, the Parties will enter into a supplemental agreement, where terms and conditions on payment of land use right transfer price in the Contract will be altered based on the finally determined land price.

Article 13 Article 46 in Chapter 9 of the Contract will be altered as: This Contract will be served in two originals (one each held by each party) and three duplicates (one each held by each party and one held by Office of Land and Resources at the district (county) where the land parcel located).

Article 14 The supplemental agreement shall be an appendix and an integral part of the Transfer Contract; in case of any conflict between this supplemental agreement and the Contract, this supplemental agreement shall prevail.

Transferor (seal):	Transferee (seal):

Beijing Municipal Bureau of Land and Resources	Vimicro Corporation

Legal representative	Legal representative

(Authorized representative)	(Authorized representative):

(Signature):	(Signature):

Date: